As filed with the Securities and Exchange Commission on January 21, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Agenus Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1562417
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3 Forbes Road, Lexington, MA 02421

(Address of principal executive offices, including zip code)

AGENUS INC. 2009 EQUITY INCENTIVE PLAN

AGENUS INC. DIRECTORS’ DEFERRED COMPENSATION PLAN

AGENUS INC. 2015 INDUCEMENT EQUITY PLAN

EMPLOYMENT INDUCEMENT AWARD*

(Full title of the plan)

*	See Explanatory Note on the following page

Garo H. Armen, Ph.D

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

781-674-4400

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

John R. Pitfield, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

(617) 248-5000

(617) 248-4000 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	572,600 shares (2)	$6.99 (3)	$4,002,474 (3)	$403.05
Common Stock, $0.01 par value per share	3,427,400 shares (4)	$3.16 (5)	$10,830,584 (5)	$1,090.64
Common Stock, $0.01 par value per share	100,000 shares (6)	$3.16 (5)	$316,000 (5)	$31.82
Common Stock, $0.01 par value per share	314,000 shares (7)	$4.46 (8)	$1,400,440 (8)	$141.02
Common Stock, $0.01 par value per share	1,186,000 shares (9)	$3.16 (5)	$3,747,760 (5)	$377.40
Common Stock, $0.01 par value per share	150,000 shares (10)	$9.78 (11)	$1,467,000	$147.73
Total	5,750,000		$21,764,258	$2,191.66

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.
(2)	Represents shares of Common Stock that are issuable upon exercise of outstanding options with fixed exercise prices under the Registrant’s 2009 Equity Incentive Plan, as amended (the “EIP”).
(3)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of $6.99, the weighted-average price per share of awards outstanding under the EIP as of the filing date of this registration statement.
(4)	Represents shares of Common Stock reserved for issuance pursuant to awards under the EIP, other than shares reserved for issuance upon exercise of outstanding options with fixed exercise prices.
(5)	Pursuant to Rules 457(c) and 457(h)(l) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported on the NASDAQ Capital Market on January 15, 2016.
(6)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Agenus Inc. Directors’ Deferred Compensation Plan, as amended (the “DDC”).
(7)	Represents shares of Common Stock that are issuable upon exercise of outstanding options with an exercise price of $4.46 per share under the Registrant’s 2015 Inducement Equity Plan (the “Inducement Plan”) to induce certain individuals to accept employment with the Registrant.
(8)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been computed upon the basis of the price at which the options may be exercised.
(9)	Represents shares of Common Stock reserved for issuance pursuant to awards under the Inducement Plan, other than shares reserved for issuance upon exercise of outstanding options with fixed exercise prices.
(10)	Represents shares of Common Stock which are issuable upon exercise of stock options granted outside of the Registrant’s employee equity compensation plans to C. Evan Ballantyne to induce Mr. Ballantyne to accept employment with the Registrant.
(11)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been computed upon the basis of the price at which the Employment Inducement Award may be exercised.

Explanatory Note

This registration statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 4,000,000 shares of common stock of Agenus Inc. (the “Registrant”) issuable under the EIP, so that a total of 14,200,000 shares will be available under the EIP. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the registration statements on Form S-8 (File Nos. 333-195851, 333-189926, 333-183066 and 333-160084) filed by the Registrant on May 9, 2014, July 12, 2013, August 3, 2012 and June 19, 2009, respectively, relating to the EIP.

This Registration Statement is being filed to register an additional 100,000 shares of the Registrant available for future issuance under the DDC so that a total of 325,000 shares will be available under the DDC. Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the contents of its Registration Statements on Form S-8 (File Nos. 333-183067, 333-176609, 333-160088, 333-143807 and 333-106072) filed by the Registrant on August 3, 2012, September 1, 2011, June 19, 2009, June 15, 2007 and June 12, 2003, respectively, relating to the DDC.

This Registration Statement is being filed to register 1,500,000 shares of the Registrant issuable under the Inducement Plan. The Inducement Plan and all outstanding awards under the Inducement Plan were approved by the Registrant’s Board of Directors in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders. The shares of the Registrant’s common stock that are issuable pursuant to the Inducement Plan include 535,824 shares subject to outstanding awards.

To induce C. Evan Ballantyne to accept employment as the Registrant’s Chief Financial Officer, the Registrant granted Mr. Ballantyne an option to purchase 150,000 shares of the Registrant’s Common Stock with a per-share exercise price of $9.78 (the “Employment Inducement Award”) on June 17, 2015 (the “Grant Date”). The Employment Inducement Award will vest 25% on each of the one-year, two-year, three-year and four-year anniversaries of the Grant Date, subject to Mr. Ballantyne’s continued employment with the Registrant through each such vesting date. The Employment Inducement Award was approved by the Registrant’s Board of Directors in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders. The Employment Inducement Award was granted outside of the EIP and its predecessor plans. This Registration Statement registers, among other securities described above, shares of the Registrant’s Common Stock issuable pursuant to the Employment Inducement Award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference herein and shall be deemed as part hereof:

a)	our Annual Report on Form 10-K for the year ended December 31, 2014;

b)	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015;

c)	our Current Reports on Form 8-K filed on January 21, 2016, January 4, 2016, December 23, 2015, November 5, 2015, October 27, 2015, September 9, 2015 (as amended by our Current Report on Form 8-K/A filed on September 11, 2015), July 24, 2015, July 20, 2015, June 30, 2015, June 17, 2015, June 3, 2015, June 1, 2015, May 27, 2015, May 21, 2015, May 14, 2015, April 28, 2015, April 24, 2015, April 8, 2015, February 26, 2015, February 19, 2015 and January 9, 2015 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

d)	our Proxy Statement on Schedule 14A filed on April 30, 2015; and

e)	the description of our common stock contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on January 24, 2000, including any amendment or reports filed for the purpose of updating such descriptions.

All documents filed after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereunder have been sold or which deregisters all shares of common stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

You should rely only on information contained or incorporated by reference in this Registration Statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interest of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

We have entered into indemnification agreements with each of our directors and certain executive officers and have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

Our Fifth Amended and Restated By-Laws provide that we shall indemnify each of our directors and officers, to the maximum extent permitted from time to time by law, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by reason of the fact that he or she is a director or officer.

This right of indemnification conferred in our Fifth Amended and Restated By-Laws is not exclusive of any other right.

In addition, as permitted by Section 102 of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index following the signature page of this Registration Statement.

Item 9.	Undertakings.

a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on this 21st day of January, 2016.

Agenus Inc.

By:	/s/ Garo H. Armen
Garo H. Armen
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

We, the undersigned officers and directors of Agenus Inc., hereby severally constitute and appoint Garo H. Armen, Karen H. Valentine, C. Evan Ballantyne and Christine M. Klaskin, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Garo H. Armen, Ph.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 21, 2016
Garo H. Armen, Ph.D.

/s/ C. Evan Ballantyne	Chief Financial Officer (Principal Financial Officer)	January 21, 2016
C. Evan Ballantyne

/s/ Christine M. Klaskin	Vice President, Finance (Principal Accounting Officer)	January 21, 2016
Christine M. Klaskin

/s/ Brian Corvese	Director	January 21, 2016
Brian Corvese

/s/ Wadih Jordan	Director	January 21, 2016
Wadih Jordan

/s/ Shahzad Malik	Director	January 21, 2016
Shahzad Malik

/s/ Shalini Sharp	Director	January 21, 2016
Shalini Sharp

/s/ Timothy R. Wright	Director	January 21, 2016
Timothy R. Wright

EXHIBIT INDEX

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of Antigenics Inc. Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on June 10, 2002 and incorporated herein by reference.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Antigenics Inc. Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on June 11, 2007 and incorporated herein by reference.

4.3	Certificate of Ownership and Merger changing the name of the corporation to Agenus Inc. Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on January 6, 2011 and incorporated herein by reference.

4.4	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on September 30, 2011 and incorporated herein by reference.

4.5	Certificate of Third Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. Filed as Exhibit 3.1.4 to our Quarterly Report on Form 10-Q (File No. 000-29089) filed on August 8, 2012 and incorporated herein by reference.

4.6	Certificate of Fourth Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-29089) filed on April 25, 2014 and incorporated herein by reference.

4.7	Fifth Amended and Restated By-laws of Agenus Inc. Filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 000-29089) filed on January 6, 2011 and incorporated herein by reference.

4.8	Form of Common Stock Certificate. Filed as Exhibit 4.1 to Current Report on Form 8-K (File No. 000-29089) filed January 6, 2011 and incorporated herein by reference.

4.9	2009 Equity Incentive Plan, as amended through April 23, 2014. Filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed on April 30, 2015 and incorporated herein by reference.

4.10	Fourth Amendment to 2009 Equity Incentive Plan. Filed as Appendix B to our Definitive Proxy Statement on Schedule 14A filed on April 30, 2015 and incorporated herein by reference.

4.11	Agenus Inc. Directors’ Deferred Compensation Plan, as amended. Filed as Exhibit 10.4 to our Annual Report on Form 10-K (File No. 0-29089) for the year ended December 31, 2012 and incorporated herein by reference.

4.12	Seventh Amendment to Directors’ Deferred Compensation Plan. Filed as Appendix C to our Definitive Proxy Statement on Schedule 14A filed on April 30, 2015 and incorporated herein by reference.

4.13	Non-Qualified Stock Option Agreement, dated as of June 17, 2015, by and between Agenus Inc. and C. Evan Ballantyne. Filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q (File No. 0-29089) filed on August 3, 2015 and incorporated herein by reference.

4.14	Agenus Inc. 2015 Inducement Equity Plan. Filed herewith.

4.15	Form of Stock Option Agreement for the Agenus Inc. 2015 Inducement Equity Plan. Filed herewith.

4.16	Form of Restricted Stock Award Agreement for the Agenus Inc. 2015 Inducement Equity Plan. Filed herewith.

4.17	Form of Restricted Stock Unit Agreement for the Agenus Inc. 2015 Inducement Equity Plan. Filed herewith.

5.1	Opinion of Choate, Hall & Stewart LLP dated January 21, 2016. Filed herewith.

23.1	Consent of Choate, Hall & Stewart LLP (included in Opinion filed as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm. Filed herewith.

24.4	Power of Attorney (included on signature page of this Registration Statement).